EXHIBIT 99.1

Simmons First National Corporation Announces Agreement to Acquire Reliance Bancshares, Inc.

PINE BLUFF, Ark., Nov. 13, 2018 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq: SFNC) (“Simmons” or “Company”) announced today that it has entered into a definitive agreement and plan of merger (“Agreement”) with Reliance Bancshares, Inc. (“Reliance”).  According to the terms of the Agreement, Simmons will acquire all of the outstanding common stock of Reliance for a combination of cash and stock consideration.  Reliance is headquartered in Des Peres, Missouri – part of the greater St. Louis metropolitan area – and is the parent company of Reliance Bank.

“After taking some time to fully integrate our 2017 acquisitions, we are now pleased to announce the next chapter of Simmons’ M&A story,” said George A. Makris, Jr., Simmons’ chairman and CEO.  “Reliance is an impressive banking franchise led by an extremely accomplished and respected financial services executive, Tom Brouster.  By adding Reliance Bank’s 20-plus branches to the Simmons Bank footprint, we will substantially enhance our retail presence within the St. Louis market, where we’ve already seen success in our commercial lending efforts.  Our desire is to be a strong, supportive, full-service financial institution for the people, businesses, and organizations of St. Louis; and I am confident that we have teamed with another great banking partner to achieve that goal.  We look forward to officially welcoming Reliance Bank’s customers and associates to the Simmons family.”

Reliance’s Financial Highlights (unaudited as of September 30, 2018):

  Assets:             $1.5 billion
  Loans:              $1.1 billion
  Deposits:          $1.2 billion
  Branches:         22

“We at Reliance are thrilled about the upcoming partnership with Simmons,” said Thomas Brouster, Reliance’s chairman.  “Simmons is a growing regional bank known for its commitment to providing excellent service to its customers and communities, and that is precisely what Reliance Bank has strived to achieve, as well.  With this transaction, our customers will receive the benefit of additional products and services, as well as a larger balance sheet that will provide greater lending capabilities.  I am certain that this is the best strategic decision for our shareholders, customers, and associates.”

Under the terms of the Agreement, the holders of Reliance’s common stock and common stock equivalents will receive, in the aggregate, 4,000,000 shares of the Company’s common stock and $62.7 million in cash, all subject to certain conditions and potential adjustments.  In addition, each share of Reliance’s Series A, B, and C preferred stock (such shares having a combined estimated value, as of the date of this release, of approximately $42 million) will be converted into the right to receive one share of Simmons’ Series A, B, or C preferred stock, respectively.  Completion of the transaction is expected during the second quarter of 2019 and is subject to certain closing conditions, including approval by the shareholders of Reliance, as well as customary regulatory approvals.  Simultaneously with the closing of the transaction, Reliance Bank is expected to be merged with and into Simmons Bank.

Simmons was advised by Keefe, Bruyette & Woods, Inc. Reliance was advised by DD&F Consulting Group and received a fairness opinion from Sandler O’Neill + Partners, L.P.

About Simmons First National Corporation

Simmons is a financial holding company, headquartered in Pine Bluff, Arkansas, with total assets of approximately $16.3 billion (as of September 30, 2018) conducting financial operations in Arkansas, Colorado, Kansas, Missouri, Oklahoma, Tennessee, and Texas. The Company, through its subsidiaries, offers comprehensive financial solutions delivered with a client-centric approach. The Company’s common stock trades on Nasdaq under the symbol “SFNC.”

Conference Call

Simmons’ management will conduct a conference call to review this information beginning at 9:00a.m. Central Time on Wednesday, November 14, 2018. Interested persons can listen to this call by dialing toll-free (866) 298-7926 (United States and Canada only) and asking for the Simmons First National Corporation conference call, conference ID 2477463. In addition, the call will be available live or in recorded version on the Company's website at www.simmonsbank.com.

Additional information regarding the acquisition is provided in a supplemental presentation available under the "Investor Relations" section on the Company's website at www.simmonsbank.com.

Forward Looking Statements

Statements in this press release may not be based on historical facts and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could” or “intend,” future or conditional verb tenses, and variations or negatives of such terms.  These forward-looking statements include, without limitation, statements relating to the impact the Company expects the proposed transaction with Reliance (the “Proposed Transaction”) to have on the combined entities operations, financial condition, and financial results, and the Company’s expectations about its ability to successfully integrate the combined businesses and the amount of cost savings and other benefits the Company expects to realize as a result of the Proposed Transaction. Readers are cautioned not to place undue reliance on the forward-looking statements contained in this document in that actual results could differ materially from those indicated in such forward-looking statements, due to a variety of factors.  These factors, include, but are not limited to, the ability to obtain regulatory approvals and meet other closing conditions to the Proposed Transaction, including approval by Reliance’s shareholders on the expected terms and schedule, delay in closing the Proposed Transaction, difficulties and delays in integrating the Reliance business or fully realizing cost savings and other benefits of the Proposed Transaction, business disruption following the Proposed Transaction, changes in interest rates and capital markets, inflation, customer acceptance of the Company’s products and services, and other risk factors.  Other relevant risk factors may be detailed from time to time in the Company’s press releases and filings with the Securities and Exchange Commission (the “SEC”).   All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Any forward-looking statement speaks only as of the date of this press release, and the Company and Reliance undertake no obligation, and specifically decline any obligation, to revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the Proposed Transaction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.

In connection with the Proposed Transaction, the Company will file a registration statement on Form S-4 (the “Registration Statement”) that will include a proxy statement of Reliance and a prospectus of the Company (the “Proxy Statement/Prospectus”), and the Company may file with the SEC other relevant documents concerning the Proposed Transaction. The definitive Proxy Statement/Prospectus will be mailed to shareholders of Reliance.  SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION CAREFULLY AND IN THEIR ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY THE COMPANY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Free copies of the Proxy Statement/Prospectus, as well as other filings containing information about the Company, may be obtained at the SEC’s Internet site (http://www.sec.gov), when they are filed by the Company. You will also be able to obtain these documents, when they are filed, free of charge, from the Company at www.simmonsbank.com under the heading “Investor Relations.”  Copies of the Proxy Statement/Prospectus can also be obtained, when it becomes available, free of charge, by directing a request to Simmons First National Corporation, 501 Main Street, Pine Bluff, Arkansas 71601, Attention: Stephen C. Massanelli, Investor Relations Officer, Telephone: (870) 541-1000 or to Reliance Bancshares, Inc., 10401 Clayton Road, Frontenac, Missouri 63131, Attention: Allan Ivie, Telephone: (314) 569-7209.

Participants in the Solicitation

The Company, Reliance and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Reliance in connection with the Proposed Transaction. Information about the Company’s directors and executive officers is available in its proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on March 14, 2018.  Information regarding all of the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus regarding the Proposed Transaction and other relevant materials to be filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

FOR MORE INFORMATION CONTACT:

Stephen C. Massanelli
EVP, Chief Administrative Officer, and Investor Relations Officer
Simmons First National Corporation
(870) 541-1000